                                 EXHIBIT 23 (I)

                         OPINION AND CONSENT OF COUNSEL

                                  [LETTERHEAD]

April 27, 2007

Transamerica Investors, Inc.
570 Carillon Parkway
St. Petersburg, Florida 33716

Re: Transamerica Investors, Inc. (the "Fund")

Dear Sir or Madam:

In my capacity as Vice President and Secretary, I have acted as counsel for Transamerica Investors, Inc. (the "Fund") and have reviewed Post-Effective Amendment No. 30 to the Fund's Registration Statement under the Securities Act of 1933 on Form N-1A, and amendments thereto, with respect to the offer and sale of shares of capital stock ("Shares") with a par value of $0.001 per share, of the Fund.

I have examined the Fund's Articles of Incorporation and Bylaws, as amended; the proceedings of its Board of Directors relating to the authorization, issuance, and proposed sale of the Shares; and such other records and documents as I deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the Shares of the Fund in the manner contemplated by the aforesaid Registration Statement, as amended, such Shares will be validly issued, fully paid and non-assessable outstanding Shares of the Fund.

Very truly yours,


/s/ Dennis P. Gallagher
-------------------------------------
Dennis P. Gallagher, Esq.
Vice President and Secretary